UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒
Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Advanced Photonix, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

On Monday, July 1, 2013, Advanced Photonix Inc. (the Company) held an earnings conference call (the Earnings Call) during which Messrs. Richard D. Kurtz, the Company’s Chief Executive Officer and a member of its Board of Directors, Jeff Anderson, the Company’s Chief Financial Officer, and Robin F. Risser, the Company’s Chief Operating Officer and a member of its Board of Directors, referred to the Company’s upcoming 2013 Annual Meeting of Stockholders (the Annual Meeting) and certain matters to be considered and voted on by stockholders at the Annual Meeting. The transcript of the Earnings Call is set forth below.

Advanced Photonix, Inc. Q4 2013 Earnings Call - July 1, 2013 4:30PM ET

Executives

Ethan Heck

Jeffrey Anderson - Chief Financial Officer and Principal Accounting Officer

Robin F. Risser- Chief Operating Officer, Secretary and Director

Richard D. Kurtz - Chief Executive Officer, President and Director

Analysts

Dave Kang- B. Riley Caris, Research Division

Operator

Good day, everyone, and welcome to the Advanced Photonix 2013 Fourth Quarter and Year End Earnings Conference Call. Today's conference is being recorded. This time, for opening remarks and introductions, I would like to turn the conference call over to Mr. Ethan Heck from Torrey Capital. Please go ahead, sir.

Ethan Heck

Thank you, Jamie. Before we get started, I want to remind listeners that this conference call will contain forward looking statements, which involve known and unknown risks and uncertainties about the company's business and the economy, and other factors that may cause actual results to differ materially from our expected achievements and anticipated results, including unforeseen technological obstacles, which  may prevent or slow the development and/or manufacture of new products; problems with the integration of acquired companies and technology and possible inability to achieve expected synergies and limited or slower-than-anticipated  customer acceptance to new products, which have been and are being developed by the company.  Please see our press release of today and our periodic reports filed with the Securities and Exchange Commission for a more complete statement of such risk factors.

Given these uncertainties, listeners are cautioned not to place undue reliance on any forward-looking statements contained in this conference call. The forward-looking information given during the teleconference represents management's expectations and belief as of the date hereof. The continued availability of this teleconference on the Internet and through other media does not mean that the company is reaffirming or confirming its continued validity, except as may otherwise be required by law. The company expressly disclaims any obligation to update or alter any of the forward-looking statements made herein as a result of any event, occurrence after the date hereof.

This conference call also contains a representation of non-GAAP financial measures as defined in the SEC's Regulation G. Reconciliations of non-GAAP financial measures of the company's GAAP-based financial statements are included in the company's year-end earnings press release dated July 1, 2013, and are available on its website at www.advancedphotonix.com.

On today's call, we'll hear first from Jeff Anderson, CFO; next, Robin Risser, Chief Operating Officer; and then Richard Kurtz, CEO of Advanced Photonix. Let's turn the call first over to Jeff. Jeff?

Jeffrey Anderson

Thank you, Ethan, and thanks to all of you for joining us this afternoon. I'd like to review just briefly a few financial highlights from our fiscal 2013 results and then I'll turn the call over to Rob Risser for an update on business highlights.

Our total revenues for fiscal 2013 were $23.6 million, a decrease of approximately $5.8 million or 20% from revenues of $29.5 million for fiscal 2012. The one market segment demonstrating growth this last year for us was industrial sensing and non-destructive test.

Telecommunication sales were $7.1 million, a decrease of $4.8 million or 40% from fiscal 2012. The decrease in our telecommunications  revenue for fiscal 2013 was the result of supply chain disruption at a major 100-gig customer early in the year, delay in ramping our new cost-reduced 100-gig product due to supply issues from a component vendor, and a slowdown in China infrastructure spend. Our telecommunications revenue in the fourth quarter decreased approximately 40% or $943,000 from the prior year fourth quarter, and decreased approximately 28% or $554,000 from the third quarter of the current year.

The decline in revenue for the fourth quarter this year relative to last year was primarily due to the completion of 40-gig network build-outs in North America and Europe, which were completed earlier in our fiscal year. We saw a sequential quarterly revenue decline, given a slowdown in government-related telecom programs.

Industrial sensing and non-destructive test market revenues were $11.4 million in fiscal2013, an increase of 6% or $631,000 from the fiscal2012 revenue, up $10.8 million. Our industrial sensing and non-destructive test revenue in the fourth quarter of the current year increased 47% or $1.2 million from the comparable prior year quarter. These increases are the result of higher terahertz contract and system sales, as well as approximately $298,000 in revenue from 1 month of activity with the net operating assets of Silonex, which was acquired by our Advanced Photonix Canada subsidiary.

Revenues in this market during the fourth quarter of the current year also increased approximately 43% or $1.1 million from the third quarter of the current year, given a rebound in our Optosolutions product line business, as well as added revenue with the Silonex business acquisition previously mentioned.

Military aerospace market revenues were $4.2 million in fiscal 2013, a decrease of 3% or $132,000 from the comparable prior year revenues of $4.3 million, due to timing on certain government development contracts. Our aerospace market revenue in the fourth quarter of the current year decreased 29% or $289,000 from the prior year fourth quarter due to the timing of orders from our Optosolution customers. Our military aerospace market revenues decreased 34% or $366,000 from the third quarter of the current year. This decrease was attributable primarily to the contract completion of a major government terahertz development contract.

Medical market revenues decreased $225,000 or 19% to $939,000 from the prior year revenue of$1.2 million. Our medical market revenue in the fourth quarter of the current year decreased 26% or $87,000 from the prior year fourth quarter and were essentially flat with the third quarter of the current year. These fluctuations are the result of 1 customer introducing a new product that does not require our photodetector.

Homeland security revenue decreased to 0 from prior year revenue of $1.3 million in the prior year fourth quarter of $330,000, given the completion of the In-Q-Tel anomaly detection development contract in our fiscal 2012. We have completed the development phase of this contract, and any future revenues will be dependent on placement of our products in the U.S. government's Qualified Products List.

Gross profit was $8.8 million, or 37% of revenue, compared to the prior year of $11.9 million or 40% of revenue. This was a 3% decline in gross margin rate year-over-year despite a 20% decline in revenues. Gross margin dollars declined by $3.1 million, given the lower volume of HSOR and Optosolutions products sold during the year.

Gross profit in the fourth quarter of fiscal 2013 was $2.2 million or 36% of revenue versus $2.2 million or 34% of revenue during the prior year fourth quarter due to cost reduction efforts to improve margins. Gross profit at 2.5% or 42% of revenue in the third quarter of fiscal 2013 and- gross profit was $2.5 million or 42% of revenue in third quarter of fiscal 2013 and declined by approximately $298,000, as expected in the fourth quarter of fiscal 2013, predominantly due to the mix as HSOR government sales trailed off and we were replaced by industrial Optosolution product sales.

Our R&D expenses decreased approximately 13% or $858,000 over the prior year. In fiscal 2012, we increased headcount to develop and qualify certain 100-gig HSOR products and accelerate terahertz application and market development. Qualification costs were consequently down significantly in fiscal 2013 and we reduced compensation cost by 7% to bring our spending more in line with our revenue profile.

Sales and marketing expenses decreased $102,000 or 5% to $2.1 million in fiscal 2013, compared to $2.2 million in fiscal 2012. The decreased spending was due to the reduction in trade show expenses and lower commissions on lower revenues.

G&A expenses decreased $158,000 to approximately $4.3 million for fiscal 2013, as compared to $4.4 million for fiscal 2012. The decrease was attributable to reduced stock compensation, as our Board of Directors waived a portion of their annual grant and other grants were minimal for the year, given business conditions.

Net interest expense for the fiscal 2013 was $192,000, as compared to $159,000 in fiscal 2012, an increase of $33,000. Late in the year, we took on some additional debt to assist us in financing the Silonex business net asset purchase, as well as provide additional liquidity.

Net loss for the fiscal 2013 was $4.4 million or $0.14 per share, as compared to a net loss of $2.1 million or $0.07 per share in fiscal 2012. The increase in losses of $2.3 million were primarily attributable to the lower gross margin realized of $3.1 million, $538,000 of less income on the change in warrant liability, offset by $1.3 million in operating expense  reductions.

On a non-GAAP basis, our net loss for the fourth quarter was $775,000 or $0.02 per share. Our non-GAAP loss for the year was $3.1 million or $0.10 per share. Adjusted EBIIDA came in at negative $572,000 for the fourth quarter, compared to a positive $416,000 in the- or negative $416,000 in the prior-year quarter.

For the year, adjusted EBIIDA was negative $2.3 million versus a positive $0.7 million in the current - in the prior year. At March 31, 2013, we had cash and cash equivalents of$619,000, a decrease of $2.6 million from $3.2 million as of March 31, 2012, as cash has been used to fund losses, acquire the Advanced Photonix Canada business and pay down certain debt obligations. Cash used in operating activities in fiscal 2013 was $2.2 million; cash used in investing activities was $1.5 million and cash provided from financing activities netted $1.1 million.

Net cash used in operations for the year ended March 31, 2013, was $2.2 million, the result of a net loss of $4.4 million, net of noncash expenses of $2.1 million and net cash provided by changes in operating assets and liabilities of $193,000. Revenue levels in this years fourth quarter were lower than the prior year, thereby allowing for a liquidation of a small amount of working capital into cash. Net cash used in investing activities was $1.5 million for the year ended March 31, 2013, consisting of capital expenditures of $408,000, patent expenditures of $181,000 and $900,000 spent by our newly formed Canadian subsidiary, Advanced Photonix Canada, to acquire the net operating assets of Silonex in March 2013.

Net cash provided in financing activities was approximately $1.1 million for the year ended March 31, 2013. In February 2013, we entered into a 42-month amortizing note with Partners for Growth or PFG, exchange for $2.5 million. During fiscal 2013, we made scheduled principal payments of $923,000 on our debt with SVB, Partners for Growth and MEDC, and paid down $500,000 on our line of credit with SVB.

As of March 31, 2013, we had nothing outstanding on the SVB line of credit with approximately $1.5 million available on the SVB line through August 8, 2013, due to a PFG covenant. Combined with the newly agreed covenants with both SVB and PFG, expected cash flow from operations in the current SVB line of credit, we believe that our existing cash and cash equivalents will be sufficient for the next 12 months, provided we achieve our growth projections. I'd like to now turn the call over to our COO, Rob Risser.

Robin F. Risser

Thank you, Jeff, and good afternoon, everyone, and thank you for joining us on the call today. As Jeff reported and as we had indicated in our third quarter conference call, this past year was very challenging and disappointing. Revenue was down $5.8 million or approximately 20% compared to last year. It was a year in which we had challenges in all 3 of our product platforms.

Our telecom market revenues from our HSOR product platform decreased 40% or $4.8 million for the year, due to supply chain issues and price pressures and a 100G coherent receiver product offering and a slowdown in the China market. Our Optosolutions product platform was also off last year due to softness in demand in the industrial market, which was offset by increases in revenues for 1 month from our Silonex acquisition and terahertz development contracts.

The terahertz product platform grew due to substantial contract revenue. In addition, our terahertz product platform concentrated on application development to support our developing value-added reseller channel and improving product reliability in order to support the demand in process control market requirements of operating 24/7, 365 days of the year. The good news is that our telecom revenue bottomed in the fourth quarter and is growing again as we enter fiscal 2014 as the supply chain issues are resolved.

Our Optosolutions product platform strengthened in the fourth quarter, as demand from existing design wins stabilized.  Fiscal year '14 will see a full year of the Silonex acquisition revenues, and the terahertz product platform greatly improved reliability of the T-Gauge product offering and is gaining traction with our value-added resellers.

Our HSOR supply chain issues resulted from a delay in a joint development with the supplier of a key component designed into our next generation, lower-cost 100G coherent receivers, which delayed volume introduction of the product 6 months. These issues include engineering technical challenges to meet performance and our suppliers' challenges in transferring the development to production.

Our team spent countless man months at our suppliers' facility until the issues were solved and the supply chain bottleneck was removed, as we reported in a recent press release. Our com test customers also had a down year due to reduced demand in China. Business is improving for these customers as they prepare for the transition to the next-generation 32 gigabit per second fiber channel test platforms that will ramp in fiscal 2014.

Our high-speed optical receiver development programs during the year focused on cost reductions in our 100-gig, 40- gig and 10-gig APD product offerings, through supply chain expansion in the low-labor rate countries like China, dual sourcing, engineering redesigns and joint developments.

In addition, new product developments included our recently introduced 100-gig coherent receiver with variable optical attenuator, 32-gigabit per second fiber channel com test products and a low-cost, 10-gig APD ROSA product targeted at the SFP long-haul and Metro DWDM markets in emerging Fiber-to-the-Home markets.

We also spent time on technology evaluation, focusing on the requirement of the next generation of smaller, lower-cost and lower-performing 100-gig coherent receivers. We had significant success on our cost reduction programs, reducing our 100-gig and 40-gig product cost substantially. In addition, our new 10-gig APD base receiver reduced cost by 75% with the new ROSA package design that will be a assembled at an Asian-based contract manufacturer this coming year.

There are significant cost- these are significant cost reduction achievements, and position us competitively for the next year in the optical communications market. All cost-reduced products and our FY '13 product developments will begin shipping in the fiscal year 2014 and are targeted at the high-growth segments of the optical communications market.

Our Optosolutions product platform spent considerable time in the last fiscal year on due diligence, closing the Silonex net assets acquisition and integrating of-- integration of Silonex team into the API family. This included several trips to Montreal, Canada to key customers and to China in order to establish the manufacturing transfer roadmap from Casco's facility in China to new China-based contract manufacturers. Casco was Silonex's parent company.

This was a major effort and the first time that we have directly contracted with a Chinese manufacturer for contract assembly. The transfer will take place in the first half of fiscal2014.

While industrial demand for our Optosolutions product was soft for much of the year, they recovered in our fourth quarter. In fiscal 2014, high-speed optical receiver product developments are focused on opportunities that will yield near-term revenue growth. One area specifically is the 10-gig APD Fiber-to-the-Home product offering.

In addition, we are continuing our cost reduction efforts required in the optical communication market. The past few years have been a particularly development-intensive period in the telecom and the terahertz markets.

There were bright spots in an otherwise difficult year. We purchased Silonex at a favorable price of approximately 25% of trailing revenue and we expect this to be accretive in fiscal 2014. Additionally, we expanded the Optosolutions silicon-based product platform into the currency validation market and developed Chinese contract manufacturing presence.

In addition, we added a much-needed silicon engineering team that we hope will increase our product development success in fiscal 2014 and beyond. Our new product development engineering team is located in Montreal, Canada and our assembly is performed at a contract manufacturer in Suzhou, China, which is located about 60 miles west of Shanghai. This is another step in our company-wide supply chain expansion in the low-cost Asian and China regions that complements our HSOR supply chain expansion into Asia. The terahertz product platform spent the year completing several contracts for applying terahertz to the F-35 Joint Strike Fighter jet platform. Developing the industrial process control value-added reseller channel and improving terahertz reliability in our T-Gauge product offering in order to address the industrial process and quality control requirements. This year marks the transition for the terahertz product platform as a research and - as research and development moderates and contract revenue declines, which should be offset by industrial and laboratory market product sales increases.

In summary, fiscal year '13 was a year that we are glad is behind us, and we're looking forward to the renewed challenges of growth in the coming year. We're poised to resume growth in fiscal 2014, driven primarily by growth in our high-speed optical receiver product platform and growth in our Optosolutions product platform with the Silonex acquisition. We expect terahertz revenue to be relatively flat next year as this platform transitions from contract sales to product sales.

I'd now like to turn the call our to our COO, Rick Kurtz. Rick?

Richard D. Kurtz

Thank you, Rob, and good afternoon, everyone, and thank you for joining us on our call today. 2013 was a disappointing year with regard to shareholder value and revenue growth, but it does encompass some positive accomplishments from a strategic aspect that positions us for the expected rebound in the coming year. We entered last year with weak telecommunication revenue, given the slowdown in orders from our customers due to their own supply chain issues and a reduction of China Telecom spending.

At mid-point of the year, we still believe that we could accomplish both the qualification of the new supplier and close on Advanced Photonix Canada transaction, leading us to think that the second half would be much stronger than the first half. However, both of these actions were delayed for various reasons.

Consequently, there was a full year decline of $4.8 million in HSOR revenues, minimal revenues coming from the Canadian transaction and 0 revenues in homeland security market. This resulted in our revenues declining by $5.8 million for the year. Our adjusted EBITDA declined from a positive $257,000 in fiscal 2012 to a negative $2.2 million in 2013. Working with the Board of Directors, we put in motion expense reduction plans to help offset the revenue shortfalls. Starting at the top: the Board of Directors changed their compensation plan to reduce and defer their annual compensation; the C-level management team took a 20% salary reduction; employees gave up the 401(k) match; and we reduced our workforce by 26% from the peak in fiscal 2012. These actions reduced expenses by approximately $2 million.

Our employees are the most dedicated employees I’ve ever worked with. They have a vested interest in making API a success and they have continually given their all for the company. Examples include taking stock options and stock grants in lieu of wage and salary increases over the past 4 years and staying with API during the tough times. API employees are shareholders, and like management, have a strong invested interest in seeing the stock increase in value. I would like to thank them for their commitment and hard work.

On the positive and future growth side, we now have high-capacity, low-cost supplier for HSOR in place and multiple 100-gig customers. The acquisition of Advanced Photonix Canada will be adding a projected $4 million in revenue. Advanced Photonix Canada will give us a beachhead in China by providing manufacturing, supplier and customer base to increase our test and measurement revenues.

The world economy is starting to show enough growth to spur manufacturing investment. We introduced our fifth generation terahertz system, T-Gauge 5000 product line, specifically for this market. We're also in the process of attaining both UL and CE certification, and will be the only line-to-main terahertz product in the world with such certification.

The telecommunication market segment has the largest decline in revenues of our 40% or $4.8 million for a year. The good news is we expect a dramatic increase this year in 100-gig revenues, as more customers start their deployment of 100-gig systems. At the same time, we've continued to be diligent in finding ways to reduce cost.

At the beginning of the year, we have planned for higher demand in our 40-gig product line, mainly coming from China. Due to the Chinese economy, this did not occur until April of this year. We continue working on our Fiber-to-the Home or FTIH product offering, and expect samples of that product to be available in the second quarter of this fiscal year. We're expecting to start seeing revenues by the end of the fiscal year.

Industrial and non-destructive testing market is evolving for both our terahertz and our Optosolutions product platform. All of these sales are used at the very basic level to test, verify or take measurements.  Our Optosolutions  product platform sells optical sensors, subsystems to a number of scientific  instrumentation manufacturers,  meteorology system manufacturers, water monitoring system for turbidity measurements, currency validation machines, flame monitoring control systems, solar panel manufacturing control, parameter devices, particulate detection, color  sensing and many others that can only be done through optical sensing. Our T-Gauge systems are used to measure and verify physical properties of product online and real-time to control manufacturing processes.

During the coming year, we'll be changing our classification of the industrial market and instead, call it the test of measurement market, giving a truer indication of how our optical sensors, subsystems and full systems are being used by our customers.

Military market was off slightly, with 3.1% lower revenues or approximately $133,000. We expect the current mature military products to continue decline in demand, but believe that our next generation Terahertz products will offset this decline.

In summary, last year was a challenging year with revenues dropping in negative cash flow. The good news is that it is now behind us and we're seeing a return to growth. With the renewed supply chain, more customers entering the 100-gig long-haul market, we're expecting a return in the telecom space to levels enjoyed 2 years ago. Given the expected growth in the test and measurement market, plus the addition of Advanced Photonix Canada revenues, we see our Optosolutions product platform growing significantly.

As we transition from contract to product revenue sales, we expect revenues to remain level for our Terahertz products. A big challenge in Terahertz is the continuing build-out of the VAR network to increase the number of our vertical markets and leverage application development.

Overall, we expect revenue growth to start in the first quarter and build sequentially throughout the balance of the year, resulting in an excess of 35% revenue growth rate. We also expect our adjusted EBITDA to be positive for the year.

We'd like to thank our customers and shareholders for their continuing confidence, our suppliers for their continuing support, and our employees for the personal and economic sacrifices they have made during the past year in the face of a very difficult business environment. Now, I'd like to open up to questions.

Question-and-Answer Session

Operator

[Operator Instructions] Our first question comes from David Kang from B. Riley.

Dave Kang

First question is Silonex acquisition. How much should we expect out of Silonex for fiscal '14?

Jeffrey Anderson

As we've said, we think there will be our $4 million in revenue for the year, David.

Dave Kang

And what kind of margins? Are they kind of comparable to yours or...

Jeffrey Anderson

Well, they operate on a fabless model so it's -their margins maybe aren't the same as our fully integrated model. But it's still fairly good growth and attractive fall-through.

Dave Kang

So we should expect them to be accretive for the year, right?

Jeffrey Anderson

You should, yes.

Dave Kang

Okay. And then, can you just talk about the pricing pressure in HSOR? What's going on in China? I mean, hearing that some of your peers are indicating that China is starting to kind of percolate. And especially, what do you see out of China Mobile? It seems like there's a lot of interest in their activities.

Robin F. Risser

Yes, so the pricing pressures, you go through the annual negotiations for pricing and they usually become effective in the first quarter of the calendar year. So we've been through that. Of course, that will come back again in January of next year, our fourth quarter of our new fiscal year. So it's typical pricing pressures. I think they've abated a little bit relative to the steep curve in the 100 g that occurred a couple of years ago, when you went from really, the first initial system deployment to first - to the start of volume deployment.

Dave Kang

But was it within that 10% to 15% annual decline?

Robin F. Risser

Yes, it's within that range. And...

Dave Kang

So would you say it's at the high end or low end?

Robin F. Risser

No, I'd say it's in the middle.

Dave Kang

Mid? Okay.

Robin F. Risser

Yes. And we have seen China, at least our footprint in China, come back. It was delayed last year by a year. And for us, that has come back, and you start seeing shipments that are going on in our first quarter here. So that's a reasonable ramp in business, driven by some of that, as well as some of the North American build-out of AT&T.

Dave Kang

And what was the actual HSOR revenue in fourth quarter? And what should we expect first quarter?

Jeffrey Anderson

It was what the telecom revenue show for the quarter, David, so it's $1.4 million.

Dave Kang

Right. And then first quarter, now that - I mean, it's over basically, but then what should we expect for first quarter? Are - should we expect first quarter to be sequentially higher?

Jeffrey Anderson

Substantially, yes.

Robin F. Risser

Substantially. Substantially higher. Yes.

Operator

Our next question comes from Randy Knutsen from - who is a retail investor.

Unknown Shareholder

Let me start out by asking you about your reduced compensation plan. Is that continuing on in the future? Where are you in terms of that as the - are you going to ramp back up pay even though we're not making a profit yet?

Richard D. Kurtz

Yes, we've- right now, the-- we've amended the employment agreements to carry us through July. And so you'll understand a little bit when you see our first quarter and second quarter numbers of what we've done there.

Unknown Shareholder

I'm sorry, I'm not following what you mean. Your- can you elaborate on that?

Richard D. Kurtz

Our pay reduction is continuing through July, right now, as planned.

Unknown Shareholder

So if it continues through July, which is today, and then it - we're going to redo...

Richard D. Kurtz

End of the month, end of the month.

Unknown Shareholder

Okay. And tell me about Torrey Hills. What do we pay them? Were they part of the reduction plan or...

Richard D. Kurtz

Absolutely.

Unknown Shareholder

And what compensation do they received from API?

Richard D. Kurtz

I don’t want to get into compensation for my Investor Relations firm right now, but they took a substantial pay cut also.

Unknown Shareholder

And you're satisfied with what they're doing? Because I don’t seem to see any news ever being released anywhere.

Richard D. Kurtz

They have nothing to do with PR. They have to do with IR.

Unknown Shareholder

Yes. And so in terms of IR, I guess that's supposed to be related to your...

Richard D. Kurtz

Well, that includes making trips to investor conferences and the like. We've been busy the first quarter doing the cost reduction, doing the blocking and tackling, and meeting the goals and objectives of our growth right now. So as a result, we haven’t been doing too much trawling and doing promotion. Because again, we had such a bad last year, we thought it a better effort to put forth and managing business and then once we’ve gotten back on the growth path, then we can go out and tell our story again.

Unknown Shareholder

And I'm still not clear what precisely the Board of Directors does for you guys to justify compensation in the magnitude they're receiving.

Richard D. Kurtz

Well, they took a wage salary reduction also, okay, that was the first thing. They're helping us direct the focus on a strategic planning basis, prioritizing our objectives, okay? And again, that comes through from the top all the way down. So they're very instrumental in providing that guidance for that kind of planning, cost reduction, market, and justifying what markets we're going after and the like. So they're very integrated into our entire planning process.

Unknown Shareholder

Thinking about VARs, are there new VARs? You’ve mentioned that...

Richard D. Kurtz

Not since the ones in December that we’ve completed with Thermo Fisher, the Japanese one and ACT. We are looking at other ones at the same time.

Unknown Shareholder

Okay. No mention at all about TSA or In-Q-Tel in terms of trying to get...

Richard D. Kurtz

No, we really haven that much engagement. Once we’ve given them their prototypes, which kind of gone into the government black hole, I'll say, a little bit. It has to go through their approval process and the like. So we really haven heard too much back from them since that time. And again, for us, it's a bonus almost because we're so focused on the industrial market where we really believe that you can justify an ROI to an industrial manufacturer as opposed to be an event-driven government expenditure program.

Unknown Shareholder

Any breakthroughs at all with Terahertz in the automobile - automotive industry or...

Richard D. Kurtz

Yes, I mean, we're looking at a couple. We're looking at a particular automotive application, I just don’t want to talk about it yet until we’ve gotten the success. We’ve got some trials going on this month. So hopefully, the next time we talk in August, we may be able to talk a little bit more about that.

Unknown Shareholder

Do you ever foresee a time when we're going to get revenues of HSOR in the $25 million range a year? Is that something you think is doable for API or is that speculative?

Richard D. Kurtz

I think that - right now, I think we can start returning to the growth prospect because we have so many supply chain issues; customer had supply chain issues, we had supply chain issues, that I think that once we get back on the growth path and we start introducing some - the APD-ROSA and things like that, there's a good opportunity for us to start growing even faster. Now, at the same time, you have to be selective of what markets you're going after for the development purposes because again, everybody has an opinion on the level of R&D revenues we have. And so we have to be - and again, the Board supports where we're going to be putting our money, and making sure that we're getting a good return on investment. Rob, do you have anything else to say?

Robin F. Risser

No, I think the markets are growing fast enough to do that. Our long range plan supports that, of getting to revenues at that level or beyond. But we won’t- we will not be at half that revenue this coming fiscal year. We're going to be - more likely we're - in FY '12, while substantial revenue growth - we're just getting back to where we were in fiscal 2012.

Unknown Shareholder

And I guess I'm concerned about the amount of capital we have on hand. It sounds like we don’t have a pretty bang up here this year. We're really in some deep water.

Richard D. Kurtz

Well, again, it gets back to- we've got -we're giving guidance on our projections for revenue growth. And we believe that for the year, we'll be adjusted EBIIDA positive.

Unknown Shareholder

Okay. The last question. I noticed that there is this preliminary – I don’t know if the proxy is out yet or not, I saw a link. I haven' gotten anything, but I read on the message boards that there's apparently some proxy coming out with contemplating, increasing, as I'm reading, the compensation for the Board of Directors. What are the shareholders going to get out of that?

Richard D. Kurtz

That has nothing to do with compensation for the shareholders -for the Board, I mean. I'm sorry. There's nothing...

Unknown Shareholder

It's not suggesting that the board is going to get some additional increase in their compensation?

Richard D. Kurtz

No. We have a normal shareholder vote on our Board of Directors. We have an approval for a new equity plan that we can giw  shares  and options  to employees  and we have the  BDO. There's like 6 proposals on the proxy.

Unknown Shareholder

Correct, yes. And one, of course, is the one that considered amending the bylaws to allow the shareholders to nominate director candidates. And I just want to say publicly, I'm fully in support of that because you mentioned your loyal staff, which you have. You have wonderful technical staff, and those guys should be commended and applauded. But you've had a lot of really loyal shareholders for- I’ve been with this company for a decade, and we're seeing stock prices at 10 - worse than they were 10 years ago. What are you going to do to try to give the shareholders some reason to stay with you?

Richard D. Kurtz

I think that the focus being, like you have always indicated, let’s get profitable.

Unknown Shareholder

Yes, yes. I agree with that.

Richard D. Kurtz

Okay? So that's the first step. And part of that process was dropping the expenses by $2 million, okay, this past year. And lowering our breakeven point, and now, we're starting to see return of our growth in revenues. So that's going to help. Now, we still have to make a GAAP profit because not a lot of people like to refer to as non-GAAP profit. But that's where a lot of startups have the issue, because they have so many goodwill and intangibles that they're writing off, which are noncash. At the same time, we think we can get there if we follow up with our growth projection in the future years. So I think that the positive EBITDA is the first step, and the second step is to really start generating profit.

Unknown Shareholder

Last question. Do you have anything in the works to try to - it seems to me that just reading the sentiment of the retail community, everybody is pretty upset, and that includes me. So is there anything that we can foresee in terms of management doing something proactive to be- to get word out to investors and to let us know somebody in the company really cares about the share price? Because, frankly, it's been a real struggle this year, not only for you, but for those of us that have stayed with you.

Richard D. Kurtz

Well, again, I refer to the fact that management and the employees own a lot of equity that is underwater, like our shareholders. So we are aligned. We want to see the price go up. And I think that, that's where the guidance of the Board helps tremendously  in providing the focus needed to get us into managing our expenses much tighter and getting us into those market opportunities that are growing the fastest.

Operator

Our next question comes from Charles Knowles, who is also a private investor.

Unknown Shareholder

On the board, I wondered how many candidates the nominating committee discussed this year in 2013.

Richard D. Kurtz

Over the past several years, we've probably interviewed probably 4, 5, if my memory serves me correctly.

Unknown Shareholder

Okay. You don’t know if you interviewed any this year?

Richard D. Kurtz

No. Your recommendation for Dr. Foglesong was the only one that we had considered this year. Again, our focus was on operational aspects of the company.

Unknown Shareholder

Okay. I think Randy may have asked this, but do you- how much cash and how many shares has the IR firm been paid and will be paid the remainder of the year?

Richard D. Kurtz

He did ask that, and I specifically declined to address the actual dollar cost. And I've - they've taken a big haircut from what we were paying them as a monthly retainer. And they don’t get any shares at all. So there's no conflict. I mean, it’s just a cash retainer.

Unknown Shareholder

And on this paying queue, the money being raised, it would be nice as a shareholder if you would come to the shareholders to see if they would be interested in putting up more money.

Richard D. Kurtz

That's a good consideration. I -we've talked about rights offering in the past.

Unknown Shareholder

Okay. Is there any overtime on any of the shifts now, the HSOR or the T-Ray or the...

Robin F. Risser

There is some overtime in the test function and on the weekends as things have ramped back up in the HSOR.

Operator

Our next question comes from Mike Haymaker.

Unknown Shareholder

Yes, this is going to sound like Groundhog Day to you guys, but I have the same questions that Randy and some of the other guys had. So after I've been with you a dozen years, it's another dismal year. It seems like every year, something has gone wrong, revenues are down, we're tightening our belt, but it's going to get better. I see the proxy come out, where a lot of, you want to make some, I would say, significant payment increases to the board or and stock and things like that, and we've got an unproven new supplier in China. The guidance you're giving, it sounds good, but we've heard good guidance before, it's never come through. I guess my question for you guys is why is this the right time to do anything rather than focus on getting the company back on track? So why are we worried about keeping the board so entrenched? Why are we not looking at other board members? Why are we looking at paying new equity and new compensation? And it just doesn’t seem like the right time, and it doesn’t seem like the right thing to do.

Richard D. Kurtz

Okay. So as far as the equity plan goes, the equity plan is to obviously align the interest of employees and management along with the shareholders.  So we don’t have anything there. We haven’t given wage increases to anybody for the past 4 years. So how do you retain people? You retain people by hopefully, giving them stock that's going to - options that's going to appreciate in value, okay? Right now, they are underwater, just like every other shareholder's underwater. So that is the #1 reason that we want to put an equity plan in front of the shareholders. Now if the shareholders don’t approve it, that just means I have less ability to retain good employees, okay? And as far as the board goes, there's nothing specific in there that says that the board is getting any type of increase in compensation.  So I don’t know what that is referring to. As far as us focusing and showing, all you can do is say, wait   il the first quarter results come out, okay, to see if you can believe what we're saying today. And then look for the second and look for the third. We're trying to bring back the credibility that we once had when we showed consecutive revenue growth for 9 straight quarters.

Unknown Shareholder

I don’t think anybody, any of your retail investors, would mind giving the employees some of the take-backs. We'd like to see the employees, the good ones, stick around, and we understand that they've been through some tough times. What is very difficult for us to understand is you've had the same board in place for the 12 years, I think, that I've been here. I think when you came on board, Richard, the stock was at $4, and now it's at $0.64. I think that it just feels like we're going to keep doing the same thing with the same board. We're not going to consider new ideas, we're not going to take a new approach and we're going to hope that the market turns around and things go well for a year. From a retail perspective, I think you've heard it from Randy, you're hearing it from me, you hear it from a lot of people, if you guys communicated with your retailer shareholders, we are at the end of the line, I think, with you guys, with the board. Anyhow, if all we can do is sell our stock, then probably sell us - we're going to sell our stock and you're going to have even a harder time in the market. So I would think about being shareholder-friendly. I would think about communicating better. I would think about being open to new board numbers, particularly the ones that are recommended by your retail investors that have such a huge stake in your company. So that's all I have to say.

Operator

Our next question comes from Edward Perry.

Unknown Shareholder

I'll be the first to acknowledge your hard work, which you’ve made a lot of accomplishments from an operational sense. In fact, I ran out of the ability to keep notes on it. So again, thank you for the hard work. Specifically questions, though. There was a time when $32 million was the benchmark revenue number at the top line needed to achieve positive growth at the bottom line. With Silonex in place, I think it should be a little bit larger. What's the magic number now?

Richard D. Kurtz

Yes, that's a good question. When I walked in the door here back in September of 2011, roughly, on a non-GAAP basis, the company needed $8.5 million worth of revenue to basically break even on a non-GAAP basis. And non GAAP typically is viewed as kind of the cash P&L, all right? You can also look at adjusted EBITDA. For the last few years, because of the difficulties we’ve had on the top line, we’ve reduced our breakeven down to $7.5 million in revenue a quarter. With the Silonex acquisition, that's added cost in. So we will bump up our breakeven, again, point to roughly $8.5 million of revenue a quarter for non-GAAP profits.

Unknown Shareholder

Great. So that sounds like by the end of the year, you should anticipate a profit in the Q4 '14?

Richard D. Kurtz

You know how to do the math.

Unknown Shareholder

Okay, great. And then between- it's just going to be a transition of what we should see a progressive growth towards that event.

Richard D. Kurtz

Yes, we are seeing a good first quarter here. And as we go forward, you should see the ramp-up for the year as we’ve guided up more than 35% for the year.

Unknown Shareholder

Okay. The 35% is really nice. That's- I hope you guys can accomplish that as you plan. Now relative to that, the next question I have is you’ve made achievements in cost reductions that sound to be impressive. Going forward, are those cost reductions part of a plan that's going to be assiduously followed? Because if your costs ballooned, then the revenues won’t mean quite as much.

Richard D. Kurtz

Yes, I  think what you'll see here is that we will maintain or actually, reduce our cost out a little bit this coming year relative to fiscal year '13.

Unknown Shareholder

Great. Also, comments had been made about lack of communication. Flush PRs would be much appreciated even if it's something like you got a certification or, like for example, the fiber-to-the-home and the new manufacturing arrangements for the Chinese market. That's very significant. I mean, that's quite an accomplishment.

Richard D. Kurtz

Yes, I - right. I think that when I say we were applying for UL and CE certification, when those go in and then we receive what is referred to as the pending approval, that's when we will probably start doing press releases on that for Terahertz. We also have some actions going on in other aspects of Terahertz. And of course, HSOR and Optosolutions has some potential for new opportunities in the test to measurement area.

Unknown Shareholder

Yes, so the releases along those natures would be much appreciated. Again, I'm really impressed with the FTTI-1. That's quite an accomplishment. Anything from the Chinese manufacturing trading company and their evaluation of the second-generation SAF-T-CHEK?

Richard D. Kurtz

No, they -we just shipped the unit that we had gotten a purchase order last year. And so they’ve just - are going to be receiving it. We're actually going to be going out there and installing it the week of the 22nd of July. So they haven’t received it, haven started anything yet.

Unknown Shareholder

Okay. It's really early in the game.

Richard D. Kurtz

Yes, still early.

Unknown Shareholder

Now, with regard to the supply chain issue, did -were you able to resolve with the first supplier or is it- do you have to go - did you have to go to a still new supplier?

Robin F. Risser

We developed a new supplier. The first supplier has now subsequently come back to us and we're evaluating what they’ve done, but there needs to be engineering that they'll have to do in order for their product to work.

Unknown Shareholder

Okay, okay, good. And have you- in that 6 months where you did have the reduced opportunity to supply your customers, did you effectively lose market share to your competitors or...

Robin F. Risser

Well, we lost market share during that timeframe to competitors because our customers wanted to keep shipping. But we have largely gained that market share back. You'll see that in the first quarter, at least, it's ramped up. So we're - but we did lose market share because they didn’t stop shipping their product.

Unknown Shareholder

Great. Now the new HSOR announcement, which I believe included the, I think, you called the Rainbow or something feature, where you can variably tune it...

Robin F. Risser

Variable operating (sic) [optical] attenuator.

Unknown Shareholder

Exactly. Is that - your competitors have that capability?

Robin F. Risser

There's one other supplier that has a design win along with us. So we're sharing that design win. I'm sure others are trying to get there, but as far as we know, there's only one other.

Operator

[Operator Instructions] And gentlemen, at this time, I'm showing no additional questions. I would like to turn the conference over for any closing remarks.

Richard D. Kurtz

Well, I don't have anything to add other than to thank everybody for taking the time to listen to our report today. I appreciate it. And for our entire team, we appreciate your continued support with our company. Have a great week, and thank you again.

Operator

Ladies and gentlemen, that does conclude today's conference call. We do thank you for attending today's presentation. You may now disconnect your telephone lines.